Filed Pursuant to Rule 424(b)(7)

Registration No. 333-161721

PROSPECTUS SUPPLEMENT

(To prospectus dated September 4, 2009,

as supplemented by prospectus supplements

dated February 24, 2010 and August 17, 2011)

429,744 SHARES

HCP, Inc.

Common Stock

This prospectus supplement supplements and amends the prospectus dated September 4, 2009, as supplemented by the prospectus supplements dated February 24, 2010 and August 17, 2011, relating to the possible resale of shares of our common stock by certain holders of non-managing member units in HCPI/Tennessee, LLC.

You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or previous supplements to it. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, as previously supplemented.

Investing in our common stock involves risks. See “Risk Factors” on page S-5 of the prospectus supplement dated August 17, 2011 and page 4 of the prospectus dated September 4, 2009 as well as the risk factors relating to our business contained in documents we file with the Securities and Exchange Commission which are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2012

The information appearing under the heading “Selling Stockholders” in the prospectus supplement dated February 24, 2010 as amended and supplemented by the prospectus supplement dated August 17, 2010 is hereby amended in its entirety by the following information.

SELLING STOCKHOLDERS

We are registering for resale 429,744 shares of our common stock, which are issuable upon exchange of 214,872 non-managing member units of HCPI/Tennessee, LLC pursuant to the Amended and Restated Limited Liability Agreement, as amended, of HCPI/Tennessee, LLC and New Member Joinder Agreement, dated as of October 19, 2005.

We do not know when or in what amounts the selling stockholders may offer securities for sale. The selling stockholders may elect not to sell any or all of the securities offered by this prospectus, as supplemented. Because the selling stockholders may offer all or some of the securities pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the securities that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the securities covered by this prospectus supplement will be held by the selling stockholders. Except as otherwise indicated, the number of securities beneficially owned is determined under rules promulgated by the SEC, and the information may not represent beneficial ownership for any other purpose.

The following table is based on information provided to us by the selling stockholders and is accurate to the best of our knowledge as of February 13, 2012.

	Shares of Our Common Stock Owned Prior to the	Maximum Number of Shares of Our Common Stock Issuable Upon Exchange of Units of HCPI/ Tennessee,	Shares of Our Common Stock Owned Following the Exchange of Units of HCPI/Tennessee, LLC		Maximum Number of Shares of Our Common Stock Offered	Shares of Our Common Stock Owned After Offering(3)
Name of Selling Stockholder	Exchange	LLC	Shares	Percent(1)	Hereby(2)	Shares	Percent
Ashley D. Letendre	—	28,600	28,600	*	28,600	—	—
A. Daniel Weyland(4)	—	401,144	401,144	*	401,144	—	—

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on 409,521,291 shares of our common stock outstanding on February 13, 2012.

(2)	Represents all of the shares that the selling stockholders may offer under this prospectus supplement. The resale shares may be offered from time to time by the selling stockholders.

(3)

Assumes that the selling stockholders sell all of the resale shares offered pursuant to this prospectus supplement. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(4)

An aggregate of 200,572 of the non-managing member units of HCPI/Tennessee, LLC owned by Mr. Weyland, which are exchangeable for 401,144 shares of our common stock, have been pledged to Bank of America, N.A. (as successor-in-interest to ML Private Finance, LLC) as security for loans to Mr. Weyland. Upon default or demand under the loans, Bank of America, N.A. and its affiliates may be entitled to exchange the pledged units for our common stock and become a selling stockholder hereunder.